Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES ANNOUNCES DECISION TO RETAIN SLOVENIAN OPERATIONS
Hamilton, Bermuda - January 18, 2019 - Central European Media Enterprises Ltd. ("CME") (NASDAQ/Prague Stock Exchange: CETV) today announced it has terminated the agreement, previously announced on July 10, 2017, to sell its operations in Slovenia, and will instead retain full ownership of the leading television network group in the country.

CME will present the results of the Slovenian business as continuing operations when announcing its full year 2018 results. On this basis, for the last twelve months ended September 30, 2018:

•	OIBDA for the Slovenian operations was US$ 20.8 million

•	CME's operating income was US$ 162.3 million and OIBDA was US$ 208.4 million

•	Run-rate annual debt service obligations for CME were US$ 29.0 million

Michael Del Nin, Co-Chief Executive Officer, commented: "Since we announced our intention to sell our Slovenian business 18 months ago in order to accelerate deleveraging, we have repaid approximately $370 million in loans, reducing our gross debt by about 30%, and cut our average borrowing cost by more than half to 3.5%. At the same time, Slovenia has grown its revenues significantly and reached a level of profitability that it hasn’t seen in a decade. On a five country basis, our OIBDA growth rates for both 2018 and 2019 should exceed what we have been expecting from only four. Furthermore, this accelerated growth means that even without the proceeds from the planned divestiture, our net leverage ratio should approach 3x by the end of Q1, a delay of just one quarter compared to our expectations if the sale had been completed."

Christoph Mainusch, Co-Chief Executive Officer, added: "We have always said this transaction was not a reflection of our outlook for the business. Quite the contrary, we are strong believers in the value of television assets and the future of the Slovenian operations, which have been confirmed by its spectacular growth over the last year. We look forward to continuing to work with the team at POP TV in our longstanding tradition of providing objective news and the best entertainment for Slovenia."

CME is a media and entertainment company operating leading businesses in five Central and Eastern European markets with an aggregate population of about 45 million people. CME's operations broadcast 31 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring), the Czech Republic (Nova, Nova 2, Nova Cinema, Nova Sport 1, Nova Sport 2, Nova International, Nova Action and Nova Gold), Romania (PRO TV, PRO 2, PRO X, PRO GOLD, PRO CINEMA, PRO TV International, MTV Romania and PRO TV Chisinau), the Slovak Republic (TV Markíza, Markíza International, Doma and Dajto) and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

Forward-Looking Statements and Cautionary Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, those factors set forth under "Risk Factors” in CME's Quarterly Report on Form 10-Q for the period ended September 30, 2018 as well as the following: the effect of changes in global and regional economic conditions and the extent, timing and duration of the recovery in our markets; levels of television advertising spending and the rate of development of the advertising markets in the countries in which we operate; the extent to which our debt service obligations and covenants may restrict our business; our exposure to additional tax liabilities as well as liabilities resulting from regulatory or legal proceedings initiated against us; our ability to refinance our existing indebtedness; our success in continuing our initiatives to diversify and enhance our revenue streams; our ability to make cost-effective investments in our television businesses, including investments in programming; our ability to develop and acquire necessary programming and attract audiences; and changes in the political and regulatory environments where we operate and in the application of relevant laws and regulations.

The foregoing review of important factors should not be construed as exhaustive. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" and "Forward-looking Statements" sections in CME's Quarterly Report on Form 10-Q for the period ended September 30, 2018. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures
In this release we refer to OIBDA, a non-GAAP financial measure. Non-GAAP financial measures may not be comparable to similar measures reported by other companies. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, US GAAP financial measures.
We evaluate our consolidated results and the performance of our segments based on net revenues and OIBDA. We believe OIBDA is useful to investors because it provides a meaningful representation of our performance, as it excludes certain items that do not impact either our cash flows or the operating results of our operations. OIBDA is also used as a component in determining management bonuses.
OIBDA includes amortization and impairment of program rights and is calculated as operating income / loss before depreciation, amortization of intangible assets and impairments of assets and certain unusual or infrequent items that are not considered by our co-Chief Executive Officers when evaluating our performance. From January 1, 2018, stock-based compensation and certain operating costs incurred on behalf of our segments at the corporate level have been allocated to our segments for purposes of evaluating their performance.
The last twelve months period ended September 30, 2018 is calculated as the nine months ended September 30, 2018 plus the three months ended December 31, 2017.

(US $000's)	Last twelve months
(unaudited)	ended September 30, 2018
Operating income	$162,330
Depreciation of property, plant and equipment	33,789
Amortization of intangible assets	9,082
Other items (1)	3,152
Total OIBDA	$208,353

(1) Other items consists solely of expense related to the accelerated vesting of RSUs with performance conditions in accordance with the terms of the corresponding award agreement following the completion of sale of CME's Croatian operations on such date.

For additional information, please visit www.cme.net or contact:

Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net